File Nos. 2-92583 & 811-4084

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[X] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Sec. 240.14a-12

                            HAWAIIAN TAX-FREE TRUST
               (Exact Name of Registrant as Specified in Charter)

                         380 Madison Avenue, Suite 2300
                            New York, New York 10017
                    (Address of Principal Executive Offices)

                                 (212) 697-6666
                         (Registrant's Telephone Number)

               Payment of Filing Fee (Check the appropriate box):

[X] No fee required

                               Solicitation Script

                             Hawaiian Tax-Free Trust

                                 1-866-615-7269



Greeting:

Hello, is Mr./Ms. _________ available please?

Hi Mr./Ms. , my name is and I am calling on behalf of Hawaiian Tax-Free Trust on a recorded line. Recently you were mailed proxy materials for the upcoming Special Meeting of Shareholders scheduled for September 12th, 2008. Have you received this material?

If Received:

Your Fund's Board of Trustees is recommending that you vote in favor of the proposal outlined in the proxy statement. For your convenience, would you like to vote now over the phone?

IF Yes:

The process will only take a few moments.

         Again, my name is -----------------, a proxy voting specialist on behalf of Hawaiian Tax-Free Trust. Today's date
         --------------------------- is and the time is Eastern Time.

         Would you please state your full name and full mailing address?

         Are you authorized to vote all shares?
         (If  Yes, proceed with voting process)

(If no, identify with shareholder which accounts s/he is authorized to vote and proceed with voting process)

The Board of Trustees has unanimously approved the proposal as set forth in the material you received and recommends a favorable vote for this proposal. How do you wish to vote your account/each of your accounts?



                           For Favorable Vote:

                           Mr./Ms. I have recorded your vote as follows, for [all of] your Hawaiian Tax-Free Trust account[s] you are voting in favor of the proposal as set forth in the proxy materials you received.

                           For Non-Favorable Vote:

                           Mr./Ms. I have recorded your vote as follows, for [all of] your Hawaiian Tax-Free Trust account[s] you are voting against the proposal as set forth in the proxy materials you received.

                           For Abstentions:

                           Mr./Ms. I have recorded your vote as follows, for [all of] your Hawaiian Tax-Free Trust account[s] you are abstaining on the proposal as set forth in the proxy materials you received.


You will receive a written confirmation of your vote. If you wish to make any changes you may contact us by calling 1-866-615-7269. Thank you very much for your participation and have a great day/evening.


If Unsure of voting:

Would you like me to review the proposal with you? (Answer all the shareholder's questions and ask them if they wish to vote over the phone. If they agree, return to authorized voting section)


If Not Received:

I can resend the materials to you. Do you have an email address this can be sent to?
(If yes: Type email address in the notes and read it back phonetically to the shareholder) (If not, continue with standard script) Can you please verify your mailing address? (Verify entire address, including street name, number, town, state & zip) Thank you. You should receive these materials shortly and the materials will inform you of the methods available to you to cast your vote, one of which is to call us back at the toll free number listed in the material.



If Shares were sold after (record date)

I understand Mr./Ms.__________, however you were a shareholder on the record date and therefore you are still entitled to vote your shares. Would you have any objections to voting your shares now?

If  Not Interested:

I am sorry for the inconvenience. Please be aware that as a shareholder, your vote is very important. Please fill out and return your proxy card at your earliest convenience. If you would rather not do that, you can always vote via the other methods outlined in the proxy materials. Thank you again for your time today, and have a wonderful day/evening.

                           ANSWERING MACHINE MESSAGE:

         Hello, my name is ____________________ and I am a proxy voting specialist for Hawaiian Tax-Free Trust. You should have received proxy material in the mail concerning the Special Meeting of Shareholders to be held on September 12, 2008. Your participation is very important. To vote over the telephone, call toll-free at 1-866-615-7269 and a proxy voting specialist will assist you with voting your shares. Specialists are available (Monday through Friday and Saturday hours to be determined). Voting takes just a few moments and will benefit all shareholders. Thank you for your prompt attention to this matter.



                           AUTOMATED ANSWERING MACHINE MESSAGE

         Hello, this is the Broadridge Proxy Service Center calling with an important message on behalf of Hawaiian Tax-Free Trust. You should have received proxy material in the mail concerning the Special Meeting of Shareholders to be held on September 12, 2008.

Your participation is very important. To vote over the telephone, call toll-free at 1-866-615-7269 and a proxy voting specialist will assist you with voting your shares. Specialists are available (Monday through Friday and Saturday hours to be determined). Voting takes just a few moments and will benefit all shareholders. Thank you for your prompt attention to this matter.




                           INBOUND - CLOSED RECORDING

              "Thank you for calling the Broadridge Proxy Services Center for Hawaiian Tax-Free Trust. Our offices are now closed. Please call us back during our normal business hours which are (Monday through Friday and Saturday hours to be determined). Thank you.


                         INBOUND - CALL IN QUEUE MESSAGE

               "Thank you for calling the Broadridge Proxy Services Center for Hawaiian Tax-Free Trust. Our proxy specialists are currently assisting other shareholders. Your call is important to us. Please continue to hold and your call will be answered in the order in which it was received.


                             END OF CAMPAIGN MESSAGE

              "Thank you for calling the Broadridge Proxy Services Center for Hawaiian Tax-Free Trust. The Shareholder meeting has been held and as a result, this toll free number is no longer in service for proxy related shareholder calls. If you have questions about your Hawaiian Tax-Free Trust account, please contact your Financial Advisor or call Hawaiian Tax-Free Trust at 800-437-1000 for account information or 800-437-1020 for general information.

              Thank you for investing with Hawaiian Tax-Free Trust."